MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered into on this 15th day of December 2011, between [Gene Thompson] (the “Developer”) and Ocean Thermal Energy Corporation, a Delaware corporation based in Lancaster, Pennsylvania, United States of America (“OTE Corporation” or “the Company”), together the “Parties.”

WHEREAS, the Developer desires to evaluate the benefits of installing a Sea Water Air Conditioning (SWAC) for a project the Developer is developing (the “Hospital Project”), which involves the building of a Hospital and several other buildings in the [ George Town and Seven Mile Beach ] area on Grand Cayman; and,

WHEREAS, the Developer desires to evaluate the benefits of installing a SWAC to serve several hotels and properties in the seven-mile area in the Cayman Islands that are either owned by the Developer or third parties (the “Seven Mile Project” and together with the Hospital Projects, the “Projects”); and,

WHEREAS, the Company has unique expertise in SWAC and other renewable energy technology applications suitable to the Projects; and,

WHEREAS, the Developer and the Company desire to jointly evaluate the benefits of using OTE Corporation’s expertise and technology in order to implement SWAC systems for the Projects (the “SWAC Projects”) consistent with the Developer’s and the Cayman Islands’ energy and environmental goals;

NOW THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Developer and the Company agree as follows:

1.	The Company shall work with the Developer in good faith and in the spirit of cooperation and mutual benefit toward the evaluation of the preliminary costs for the SWAC Projects.

2.	The Developer shall, in the same the spirit of cooperation and mutual benefit, work with the Company toward the evaluation of the preliminary costs of the SWAC Projects.

3.
The Developer will provide the Company information the Company reasonably requires to determine the preliminary expected costs to build (the “Preliminary SWAC Construction Costs”) and operate (the “Preliminary SWAC Operation Costs”) the SWAC Projects (collectively, the “Required Information”). The Required Information shall include the expected chilling capacity that the Projects will require, the timing that such chilling capacity is required, existing studies and analysis performed by or for the Developer on the properties of the Project, and all other information that, at the Company’s discretion is needed in order to determine the Preliminary SWAC Construction Cost and the Preliminary SWAC Operation Cost.

4.
The Developer acknowledges that, unless indicated otherwise, the Preliminary SWAC Construction Costs and Preliminary SWAC Operation Costs are indicative amounts that are only to be used for initial evaluation of the feasibility of completing the SWAC Projects.

5.
The Developer shall be responsible to gather information from properties that are not owned by the Developer related to the Seven Mile Project (the “Seven Mile Other Properties”) reasonably required to determine the preliminary expected marginal costs for such properties. However, the Developer shall not engage in any negotiations, make any proposals, or enter into any agreements related to SWAC with any of the Seven Mile Other Properties without consent of the Company.

6.
The Developer shall provide reasonable support to the Company, at Company’s request, in the identification of all approvals that are required for the SWAC Projects, but the Developer is not authorized to represent or act as an agent of the Company, unless expressly agreed by the Company pursuant to a separate agreement.

7.
In addition to the determination of the Preliminary SWAC Construction Costs and the Preliminary SWAC Operation Costs for the Seven Mile Project, the Company shall present and discuss with the Developer a proposal to address the commercial relationship between the Company, the Developer, and the Seven Mile Other Properties.

8.	If the Parties find it mutually beneficial to pursue any of the SWAC Projects, the Parties will negotiate a Term Sheet that will further define the Parties’ rights and obligations.

9.             Each Party will be responsible for its own costs and expenses.

10.	The terms of the Confidentiality Agreement executed by the Parties shall apply to this MOU.

11.
The Developer will work on a mutually exclusive basis with the Company for the SWAC Projects for a period of 3 years. If the Parties do not agree in pursuing a SWAC Project, then the Developer shall be allowed to work with other companies on similar SWAC Projects for the Projects, provided that the Developer shall give the Company a Right of First Refusal to build and operate the SWAC Projects.

12.
The parties agree that this MOU is binding on the Parties only for the purpose of each Party determining in good faith the feasibility of the projects contemplated herein. This MOU does not create a legally binding obligation for either Party to (i) build and/or operate any SWAC Project, or (ii) enter into any agreement to acquire the energy services provided by a SWAC Project.

IN WITNESS WHEREOF, the Parties have executed this MOU as of the day and year first above written.

Gene Thompson	OCEAN THERMAL ENERGY CORPORATION

By: /s/ Gene Thompson	By: /s/ Jeremy P. Feakins
Name: Gene Thompson	Name: Jeremy P. Feakins
Title: Director	Title: Chairman & CEO

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